Exhibit 10.13

Contract No:

Small Business Loan Contract

Lender: Industrial and Commercial Bank of China Ltd., Changzhou Wujin Branch
Responsible person:
Residence (address):
Tel:
Fax:
Email:

Borrower: Northann (Changzhou) Construction Products Co., Ltd.
Legal representative: Li Lin
Residence (address):
Tel:
Fax:
Email:

The Borrower and the Lender, after equal negotiation, agree on the issuance of the loan by the Lender to the Borrower and hereby enter into this contract.

Article 1 Purpose of Borrowing

The purpose of the loan under this contract is to purchase goods. The borrower shall not use the loan for other purposes without the written consent of the lender, and the lender shall have the right to supervise the use of the money.x

Article 2 Borrowing Amount and Term

2.1 The currency of the loan under this contract is RMB, ___________

2.2 The term of borrowing under this contract is ___________ months from the date of first withdrawal under this contract.

2.3 For each withdrawal, the withdrawal date shall be the date on which the borrowing amount is actually transferred to the Borrower’s account. The date of repayment shall be stated on the invoice. (For installments, date of repayment shall be agreed by both parties in writing). The date of repayment of any withdrawal shall not be later than the term of the loan under section 2.1.

Article 3 Interest Rate and Interest

3.1 Method of determining interest rate for RMB borrowing:

The interest rate on RMB borrowings is determined as follows.

The interest rate for each withdrawal amounts determined by the base rate plus floating rate, where the base rate is the loan prime rate (LPR) for 1-year loans published by the National Interbank Offered Rate Center as of the business day immediately prior to the date of this agreement, and the floating rate is plus/minus ___________ basis point (one basis point is 0.01%, same below).

The interest rate shall be adjusted in the following ___________ (A/B) manner, regardless of whether or not a withdrawal has been made at that time:

A. The interest rate shall be adjusted every ___________ months.

B. The interest rate shall be adjusted during the team of this loan.

3.3 The Interest shall be accrued on a daily basis and shall be settled on a monthly basis.

3.4 The penalty interest rate for late repayment shall be determined by adding 50% to the original interest rate. The penalty interest rate for misappropriation of borrowing shall be determined by adding extra l00% to the original interest rate.

Article 4 Withdrawal

4.1 The Borrower shall make one or more withdrawals from the effective date of this contract until ___________.

4.2 If the borrower fails to withdraw money as agreed, the lender has the right to partially or fully waive its obligation to transfer the unwithdrawn money.

Article 5 Repayment

Borrower shall repay the loan under this contract in the following manner___________ (1/2):

(1)	The loan is due in a lump sum on loan maturity date
(2)	The loan shall be repaid in the following installments.

Repayment Date	Repayment Amounts

Article 6 Guarantee

This loan is guaranteed by the following:

1.       The Maximum Guarantee Contract (No. ___________)

Guarantor: ___________

2.       Maximum Mortgage Contract (No. ___________)

Mortgagor: Northam (Changzhou) Construction Industry Co.

Article 7 Dispute Resolution

Disputes under this contract shall be resolved as settlement by litigation in the court of the lender's location.

Party A	Party B
Borrower	Lender
Changzhou Wujin Branch of Industrial and Commercial Bank of China Ltd.	Northann (Changzhou) Construction Products Co., Ltd. (sealed)
Legal representative/Person-in-charge (or agent):	Legal representative/Person-in-charge (or agent):

Date: ___________________________	Date:_______________________________